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Press Release

Southern Star Central Corp.

Date:

April 19, 2004

Contacts:

Aaron Gold

Southern Star Central Corp.

  (646) 735-0500

Southern Star Central Corp. Welcomes William J. Haener to its Board of Directors

New York, NY – April 19, 2004.  Southern Star Central Corp. is pleased to welcome Mr. William J. Haener, a former executive of CMS Corporation, to its Board of Directors.

“We are fortunate to have Bill join the Southern Star Central Board of Directors,” said Michael Walsh, a Director of Southern Star Central Corp. and Chief Executive Officer of Southern Star Central Gas Pipeline, Inc.  “Bill’s wealth of experience and distinguished career in the natural gas sector will be invaluable in our ongoing effort to improve and expand our business.”

Mr. Haener recently retired from his position as Executive Vice President and Chief Operating Officer of the Natural Gas division of CMS Energy Corporation, where he was responsible for managing both the international and domestic gas businesses.  Prior to that, he spent from 1994 to 2000 as President and CEO of CMS Gas Transmission, where, through a combination of new developments and acquisitions, he grew the company to over $3.2 billion in assets and $300 million in operating income.  Before he joined the CMS companies, Mr. Haener spent nearly 30 years at ANR Pipeline Co., where he was most recently an Executive Vice President and Chief Operating Officer.  Mr. Haener earned his B.S. in Mechanical Engineering from the Detroit Institute of Technology and pursued his graduate studies at the University of Detroit.

“I am excited about this opportunity to serve on the Southern Star Central Board of Directors,” said Mr. Haener.  “As a member of the Board, I am looking forward to working with the Southern Star Central Gas Pipeline management team to continue the company’s tradition of integrity and commitment to its stakeholders.”

With the addition of Mr. Haener, the Southern Star Central Corp. Board of Directors consists of Mr. Haener, Mr. Christopher Lee (Chairman), Mr. Walsh (Treasurer) and Mr. Aaron Gold (Secretary).

About Southern Star Central Corp.

Southern Star Central Corp. (SSTAR) is the parent of Southern Star Central Gas Pipeline, Inc., a natural gas transmission system headquartered in Owensboro, Kentucky, spanning over 6,000 miles in the Midwest and Mid-continent regions of the United States.  The pipeline system and facilities are located throughout Kansas, Oklahoma, Missouri, Wyoming, Colorado and Texas.  It serves major markets such as St. Louis, Wichita, and Kansas City.